EXHIBIT 12


                          NORTHWEST NATURAL GAS COMPANY
                       Computation of Ratio of Earnings to
                            Fixed Charges January 1,
                              1997 - June 30, 2002
             (Thousands, except ratio of earnings to fixed charges)
                                   (Unaudited)


                                                                                          12 Months    Six Months
                                                 Year Ended December 31,                    Ended         Ended
                               ------------------------------------------------------     June 30,      June 30,
                                 1997       1998       1999       2000       2001           2002          2002*
                               ------------------------------------------------------   -------------  ----------
Fixed Charges, as Defined:
   Interest on Long-Term Debt   $ 24,904   $ 27,389   $ 27,728   $ 29,987   $ 30,224       $ 30,896     $ 15,721
   Other Interest                  4,500      4,909      2,778      3,628      3,772          3,480          865
   Amortization of Debt
      Discount and Expense           730        714        699        735        768            787          413
   Interest Portion of
      Rentals................      2,111      1,986      1,707      1,628      1,572          1,509          786
                                --------   --------   --------   --------   --------       --------     --------
   Total Fixed  Charges, as
     defined ................   $ 32,245   $ 34,998   $ 32,912   $ 35,978   $ 36,336       $ 36,672     $ 17,785
                                ========   ========   ========   ========   ========       ========     ========


Earnings, as Defined:
   Net Income ...............   $ 43,059   $ 27,301   $ 45,296   $ 50,224   $ 50,187       $ 50,870     $ 31,455
   Taxes on Income                21,034     14,604     24,591     26,829     27,553         27,706       17,768
   Fixed Charges, as above        32,245     34,998     32,912     35,978     36,336         36,672       17,785
                                --------   --------   --------   --------   --------       --------     --------
   Total Earnings, as defined   $ 96,338   $ 76,903   $102,799   $113,031   $114,076        115,248     $ 67,008
                                ========   ========   ========   ========   ========       ========     ========

Ratio of Earnings to Fixed
 Charges ....................       2.99       2.20       3.12       3.14       3.14           3.14         3.77
                                ========   ========   ========   ========   ========       ========    ========



* A significant part of the business of the Company is of a seasonal nature; therefore, the ratio of earnings to fixed charges for the interim period is not necessarily indicative of the results for a full year.